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                                   Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                             TO AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                               TRIUMPH GROUP, INC.

         It is hereby certified that:

         1. Article FOURTH, Part A of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                  "FOURTH: A. The number of shares of stock which the Corporation will have authority to issue is 50,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), 6,000,000 shares of Class D Common Stock, $.001 par value per share ("Class D Common Stock"), and 250,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

         2. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of all of the Directors, duly convened pursuant to notice, at which a quorum was present and acting throughout, and at a meeting of stockholders of the Corporation pursuant to the vote of the holders of a majority of the outstanding voting stock of the Corporation, duly convened pursuant to notice, at which a quorum was present and acting throughout.

Signed and attested to on July 31, 1998.

                                                     Triumph Group, Inc.


                                                     By: /s/ Richard C. Ill
                                                        ------------------------
                                                           Richard C. Ill


Attest:

/s/ Richard M. Eisenstaedt
------------------------------
Richard M. Eisenstaedt, Secretary